Exhibit 21.1

Subsidiaries of WCG Clinical, Inc.

Name	Jurisdiction of Incorporation or Organization
WCG Purchaser Intermediate Corp.	Delaware
WCG Purchaser Corp.	Delaware
WCG Holdings IV Inc.	Delaware
WCG Market Intelligence & Insights Inc.	Delaware
WIRB-Copernicus Group, Inc.	Delaware
WCG Clinical Services Inc.	Delaware
Research Dataware, LLC	New Hampshire
WCG IRB, Inc. (fka Western Institutional Review Board, Inc.)	Delaware
Analgesic Solutions LLC	Delaware
Applied Clinical Intelligence, LLC	Pennsylvania
Clintrax Global Inc.	Delaware
Clintrax Global Research Private Limited (India)	India
ePharmaSolutions LLC	Delaware
Global Safety Holdings, Inc. (Vigilare International)	Delaware
MedAvante-ProPhase, Inc.	Delaware
PatientWise Creative, LLC	Wisconsin
PharmaSeek Financial Services, LLC	Wisconsin
PharmaSeek, LLC	Wisconsin
Statistics Collaborative, Inc.	District of Columbia
The Avoca Group, LLC (fka Avoca Interim, LLC)	New Jersey
ThreeWire, Inc.	Minnesota
Trifecta Multimedia, LLC	Delaware
Velos LLC	Delaware
WCG Australia Pty Ltd (Australia)	Australia
WCG CSO Consulting LLC	Delaware
WCG Frankfurt GmbH	Germany
WCG International Inc.	Delaware
WCG K.K.	Japan
WCG München GmbH	Germany
WIRB – Copernicus Mexico, S. de R.L. de C.V.	Mexico
KMR Group, Inc.	Illinois
Washington Business Information, Inc.	Virginia
WCG Conferences LLC	Delaware
CenterWatch LLC	Massachusetts
Intrinsic Imaging LLC	Texas
NCT Holdings, Inc. (“VeraSci”)	Delaware